As filed with the Securities and Exchange Commission on December 6, 2007

Registration No. 333-147601

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

AMENDMENT NO. 3

TO

FORM F-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

VanceInfo Technologies Inc.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	7371	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3/F, Building 8, Zhongguancun Software Park

Haidian District, Beijing 100094

People’s Republic of China

+86 (10) 8282-5266

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 664-1666

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David T. Zhang, Esq. Latham & Watkins LLP 41st Floor, One Exchange Square 8 Connaught Place Central, Hong Kong + 852 2912-2503	W. Clayton Johnson, Esq. Cleary Gottlieb Steen & Hamilton LLP Bank of China Tower One Garden Road Central, Hong Kong + 852 2521-4122

Approximate date of commencement of proposed sale to the public:    as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share		Proposed maximum aggregate offering price(1)		Amount of registration fee
Ordinary shares of par value US$0.001 per share(2)(3)	8,797,500	US$	9.50	US$	83,576,250	US$	2,566	(4)

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.
(2)	Includes ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public, and also includes ordinary shares that may be purchased by the underwriters pursuant to an over-allotment option. These ordinary shares are not being registered for the purpose of sales outside the United States.
(3)	American depositary shares issuable upon deposit of the ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No.333-147602). Each American depositary share represents one ordinary share.
(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

Explanatory Note

The sole purpose of this amendment is to amend the exhibit index and to file Exhibit 1.1 to the registration statement. No other changes have been made to the registration statement. Accordingly, the amendment consists only of the facing page, this explanatory note and Part II of the registration statement.

Part II

Information not Required in Prospectus

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Our Articles of Association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own fraud or dishonesty.

Pursuant to the form of indemnification agreement filed as Exhibit 10.3 to this registration statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The form of underwriting agreement filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities (including options to acquire our ordinary shares). We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions.

On June 16, 2004, we issued one ordinary shares to each of Inno Global Technology Limited, Team Dragon International Limited and Button Software Ltd., respectively, for a cash consideration of US$1.0 each, in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions.

On July 22, 2004, we issued 24, 25 and 48 ordinary shares to Inno Global Technology Limited, Team Dragon International Limited and Button Software Ltd., for cash considerations of HK$9,450,000, HK$4,905,333 and HK$9,244,667, respectively, in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions.

On March 10, 2005, we issued 2,850, 2,964 and 5,586 ordinary shares to Inno Global Technology Limited, Team Dragon International Limited and Button Software Ltd., for cash considerations of US$2,850, US$2,964 and US$5,586, respectively, in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions.

On March 10, 2005, we issued 350,000, 341,320 and 8,680 Series A convertible preferred shares to LC Fund II, DCM IV, L.P. and DCM Affiliates Fund IV, L.P. for cash considerations of US$3,500,000, US$3,413,200 and US$86,800, respectively. We also issued 17,500 Series A convertible preferred shares to Harper Capital for a cash consideration of US$175,000 and financing consulting services provided by a shareholder of Harper

Capital. These sales were exempt from registration in accordance with Section 4(2) of the Securities Act of 1933 as all the purchasers other than Harper Capital were “accredited investors” as defined in rule 501(a) of the Securities Act of 1933 in transactions not involving a public offering, and Harper Capital, together with its representative, had such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment.

On February 11, 2006, we issued 100,000 ordinary shares to Sures Corporation Limited as part of the consideration for our acquisition of SureKAM’s international business division, in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions.

On May 2 2006, we issued an aggregate of 2,990,000 Series B-1 convertible preferred shares and 6,380,188 Series B-2 convertible preferred shares together with certain warrants to acquire Series B-3 convertible preferred shares to Sequoia Capital China I, L.P., Sequoia Capital China Partners Fund, L.P., Sequoia Capital China Principals Fund I, L.P., Sequoia Capital Growth Fund III, Sequoia Capital Growth Partners III, Sequoia Capital Growth III Principals Fund, LC Fund II, DCM IV, L.P., and DCM Affiliates Fund IV, L.P. for an aggregate consideration of US$25.1 million. These sales were exempt from registration in accordance with Section 4(2) of the Securities Act of 1933 as the shares were sold to “accredited investors” as defined in rule 501(a) of the Securities Act of 1933 in transactions not involving a public offering.

On July 26, 2006, we issued 86,219 ordinary shares to Mr. Yonghui Zhu as part of the consideration for our acquisition of Envisys, in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions.

On March 16, 2007, we issued 396,774 and 396,774 ordinary shares to Space Link Holdings Limited and Ultra Link Holdings Limited as part of the consideration for our acquisition of ITC, in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions.

On April 1, 2007, we issued 667,386 and 246,007 ordinary shares to Airland International Limited and Bizexpress Limited as part of the consideration for our acquisition of Shanghai Solutions, in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions.

On April 1, 2007, we issued 147,272 ordinary shares to One Silver Development Limited as part of the consideration for our acquisition of Megainfo, in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions.

On April 1, 2007, we issued 84,076, 39,581, 11,150, 11,451 and 9,643 ordinary shares to Zhanhong Zhou, Gear Vantage Investment Limited, Li Ma, Wei Chen and Lin Zhao, respectively, as part of the consideration for our acquisition of Prosoft, in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions.

On April 1, 2007, we issued 2,331 ordinary shares to Lu Chen, as part of the consideration for our acquisition of SunBridges, in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions.

On June 1, 2007, we issued 49,141 ordinary shares to Global Mission Limited, as part of the consideration for our acquisition of an additional 48.99% equity interest in Worksoft Japan, in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions.

On July 31, 2007, we issued 102,661, 102,661 and 102,661 ordinary shares to Cypress Hill Limited, Fortune Sea International Limited and Million International Limited, respectively, as part of the consideration for our acquisition of Chosen, in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index beginning on page II-6 of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People’s Republic of China, on December 6, 2007.

VanceInfo Technologies Inc.

By:	/s/ Chris Shuning Chen
Name:	Chris Shuning Chen
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Chris Shuning Chen Name: Chris Shuning Chen	Chairman and Chief Executive Officer (principal executive officer)	December 6, 2007

/s/ Sidney Xuande Huang Name: Sidney Xuande Huang	Chief Financial Officer (principal financial and accounting officer)	December 6, 2007

* Name: Hao Chen	Director	December 6, 2007

* Name: Ruby Lu	Director	December 6, 2007

* Name: Shan Zhong	Director	December 6, 2007

Signature	Title	Date

* Name: Kui Zhou	Director	December 6, 2007

* Name: Daniel Mingdong Wu	Director	December 6, 2007

*	Authorized U.S. Representative	December 6, 2007

Name:	Donald J. Puglisi
Title:	Managing Director
Puglisi & Associates

*By	/s/ Chris Shuning Chen
Chris Shuning Chen
Attorney-in-Fact

VANCEINFO TECHNOLOGIES INC.

Exhibit Index

Exhibit Number	Description of Document
1.1*	Form of Underwriting Agreement.

3.1†	Memorandum and Articles of Association of the Registrant, as currently in effect.

3.2†	Amended and Restated Memorandum and Articles of Association of the Registrant (effective immediately upon commencement of the trading of the Company’s American depositary shares representing its ordinary shares on the New York Stock Exchange).

4.1†	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3).

4.2†	Registrant’s Specimen Certificate for Ordinary shares.

4.3†	Form of Deposit Agreement among the Registrant, the depositary and holder of the American Depositary Receipts.

4.4†	Series A Preferred Share Purchase Agreement among the Registrant and other parties thereto dated as of February 3, 2005.

4.5†	Form of Subscription Letter between the Registrant and the party thereto.

4.6†	Series B Preferred Share Purchase Agreement among the Registrant and other parties thereto dated as of April 28, 2006, as amended as of July 30, 2007.

4.7†	Amended and Restated Shareholders Agreement among the Registrant and other parties thereto dated as of April 28, 2006, as amended as of July 30, 2007.

4.8†	Form of Warrants to Purchase Series B-3 Preferred Shares of the Registrant.

4.9†	Letter Agreement regarding repurchase of ordinary shares between the Registrant and Team Dragon International Limited dated as of April 19, 2006.

4.10†	Founder Loan Agreements among the Registrant and other parties thereto dated as March 10, 2005, as amended as of April 20, 2006.

4.11†	Share Pledge Agreements among the Registrant and other parties thereto dated as of March 10, 2005, as amended as of April 20, 2006.

4.12†	Share Subscription Agreement between the Registrant and Sures Corporation Limited dated as of September 6, 2005.

4.13†	Subscription Agreement among the Registrant, Prosoft International Limited and Gear Vantage Investment Limited dated as of September 15, 2006.

4.14†	English Translation of Share Grant Agreement among the Registrant, VanceInfo Creative Software Technology Ltd., Beijing SunBridges Technologies Development Co., Ltd. and other parties thereto dated as of December 1, 2006.

4.15†	Subscription Agreement among the Registrant, Ultra Link Holdings Limited and Space Link Holdings Limited dated as of March 15, 2007.

4.16†	English Translation of Subscription Agreement between the Registrant and One Silver Development Limited dated as of March 31, 2007.

4.17†	English Translation of Subscription Agreement among the Registrant, Airland International Limited and Bizexpress Limited dated as of April 1, 2007.

4.18†	English Translation of Subscription Agreement between the Registrant and Global Mission Limited dated as of May 31, 2007.

4.19†	English Translation of Subscription Agreement between the Registrant, Cypress Hill Holdings Limited, Fortune Sea International Limited and Million International Limited dated as of July 29, 2007.

5.1†	Opinion of Conyers Dill & Pearman regarding the validity of the ordinary shares being registered.

Exhibit Number	Description of Document
8.1†	Opinion of Conyers Dill & Pearman regarding certain Cayman Islands tax matters.

8.2†	Opinion of Latham & Watkins LLP regarding certain U.S. tax matters.

10.1†	2005 Stock Plan, including form of Stock Option Agreement.

10.2†	2007 Share Incentive Plan, including form of Share Option Award Agreement.

10.3†	Form of Indemnification Agreement with the Registrant’s directors.

10.4†	Form of Employment Agreement between the Registrant and a Senior Executive Officer of the Registrant.

10.5†	Form of Employment Agreement between VanceInfo Creative Software Technology Ltd. and a Senior Executive Officer.

10.6†	English Translation of Asset Transfer Agreement between VanceInfo Creative Software Technology Ltd. and Beijing SureKAM Corporation dated as of September 6, 2005.

10.7†	English Translation of Equity Transfer Contract among VanceInfo Creative Software Technology Ltd. and other parties thereto dated as of September 15, 2006.

10.8†	English Translation of Asset Transfer Agreement between VanceInfo Creative Software Technology Ltd. and Beijing SunBridges Technologies Development Co., Ltd. dated as of December 1, 2006.

10.9†	English Translation of Equity Transfer Contract among VanceInfo Creative Software Technology Ltd., Hao Yu and Wei Wei dated as of March 15, 2007.

10.10†	English Translation of Power of Attorney between Ming Zhao and Chris Shuning Chen dated March 31, 2007.

10.11†	English Translation of Exclusive Technology Development and Consultancy Agreement among VanceInfo Creative Software Technology Ltd., Shanghai Megainfo Tech Co., Ltd. and Ming Zhao dated as of March 31, 2007.

10.12†	English Translation of Loan Agreement among the Registrant, Airland International Limited and Bizexpress Limited dated March 31, 2007.

10.13†	English Translation of Equity Transfer Contract among VanceInfo Creative Software Technology Ltd., Jilun Zhang and Rongbin Shi dated as of April 1, 2007.

10.14†	English Translation of Equity Transfer Contract between the Registrant and Jinsong Tang dated as of May 31, 2007.

10.15†	English Translation of Equity Transfer Contract between VanceInfo Creative Software Technology Ltd. and parties thereto dated as of July 29, 2007.

10.16†	English Translation of Loan Agreement among the Registrant, Hao Yu, Wei Wei and other parties thereto dated as of March 15, 2007.

10.17†	Master Services Agreement and Intellectual Property Assignment between VanceInfo Creative Software Technology Ltd. and Microsoft (China) Co., Ltd. dated as of November 1, 2005.

10.18†	Technical Service Agreement between VanceInfo Creative Software Technology Ltd. and International Business Machine China Company Limited dated as of September 13, 2004.

Exhibit Number	Description of Document
10.19†	English Translation of Premises Lease Contract between VanceInfo Creative Software Technology Ltd. and Beijing Zhongguancun Huaxia Sci-Tech Co., Ltd. dated as of September 8, 2004, as amended as of January 28, 2005.

21.1†	Subsidiaries of the Registrant.

23.1†	Consent of Deloitte Touche Tohmatsu CPA Ltd., an Independent Registered Public Accounting Firm.

23.2†	Consent of Conyers Dill & Pearman (included in Exhibit 5.1).

23.3†	Consent of Latham & Watkins LLP (included in Exhibit 8.2).

23.4†	Consent of Jun He Law Offices.

23.5†	Consent of American Appraisal China Limited.

23.6†	Consent of Samuelson S.M. Young.

24.1†	Powers of Attorney (included on signature page).

99.1†	Code of Business Conduct and Ethics of the Registrant.

99.2†	Legal Opinion of Jun He Law Offices.

*	Filed herewith
†	Filed previously